December __, 2022

Payden & Rygel

333 South Grand Avenue, 40th Floor

Los Angeles, California 90071

Ladies and Gentlemen:

We wish to retain Payden & Rygel to act as investment adviser to our Payden Managed Income Fund series. Accordingly, this will confirm our agreement to amend Exhibit A to the Investment Management Agreement between us, dated January 22, 1992, as heretofore amended, by adding the following paragraph with respect to the above-referenced series:

Payden Managed Income Fund

Annual Advisory Fee (as a percentage of average daily net assets) – 1.10%.

Annual Operating Expense Limitation (as a percentage of average daily net assets), excluding 12b-1 Distribution Fees, Acquired Fund Fees and Expenses, interest, taxes and extraordinary expenses –

SI Class Shares – 1.25%

Institutional Class Shares – 1.25%

Retirement Class Shares – 1.25%

Adviser Class Shares – 1.25%

In all other respects, the Investment Management Agreement between us, as heretofore amended, will remain unchanged. Please sign this letter below to confirm your agreement to this amendment.

Very truly yours,

THE PAYDEN AND RYGEL INVESTMENT GROUP	PAYDEN & RYGEL

By:	By:
Name: Edward S. Garlock	Name: Bradley F. Hersh
Title: Secretary	Title: Director